                                                                      EXHIBIT 12

                          DRINKER BIDDLE & REATH LLP
                               ONE LOGAN SQUARE
                            18th AND CHERRY STREETS
                         PHILADELPHIA, PA  19103-6996
                                 215-988-2700
                              FAX:  215-988-2757
                                  www.dbr.com

                              September 15, 1999

Excelsior Funds, Inc.
Excelsior Funds
73 Tremont Street
Boston, MA  02108-3913

          RE:  Agreement and Plan of Reorganization
               By and Between Excelsior Funds, Inc. and Excelsior Funds
               --------------------------------------------------------

Dear Sirs and Mesdames:

     You have asked for our opinion on the federal income tax consequences to shareholders of the transactions contemplated in the above Agreement and Plan of Reorganization. In our opinion, the material federal income tax consequences to shareholders of such transactions are accurately set forth in the subsection entitled "INFORMATION RELATING TO THE PROPOSED REORGANIZATION - Federal Income Tax Consequences" in the Combined Prospectus/Proxy Statement contained in the Registration Statement being filed this day with the Securities and Exchange Commission.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In so consenting we do not concede that we come within the categories of persons whose consent is required under section 7 of the Securities Act of 1933 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

                                    Very truly yours,

                                    /s/ Drinker Biddle and Reath LLP
                                    ----------------------------------
                                    DRINKER BIDDLE & REATH LLP